Exhibit 10.3
______________________________________________________________________________
FIRST AMENDED AND RESTATED
ASSET PURCHASE AND SALE AGREEMENT
dated as of June 28, 2023
between
Board of Trustees of the Cincinnati Southern Railway,
Norfolk Southern Railway Company and
The Cincinnati, New Orleans and Texas Pacific Railway Company

_____________________________________________________________________________

TABLE OF CONTENTS
(i)

(ii)

(iii)

(iv)

FIRST AMENDED AND RESTATED
ASSET PURCHASE AND SALE AGREEMENT
THIS FIRST AMENDED AND RESTATED ASSET PURCHASE AND SALE AGREEMENT (this "Agreement") is made as of the 28th day of June, 2023, by and among Norfolk Southern Railway Company, a Virginia corporation ("Buyer"), The Cincinnati, New Orleans and Texas Pacific Railway Company, an Ohio corporation ("CNOTP"), and the Board of Trustees of the Cincinnati Southern Railway, a board of trustees organized under the State of Ohio ("Seller").
RECITALS:
A.Seller owns the railroad starting at approximately Milepost 0.0 in Cincinnati, Ohio, extending approximately 338.2 track miles through Kentucky and a portion of Tennessee, and ending in Chattanooga, Tennessee, at the connection to the rail line of The Alabama Great Southern Railroad Company, as further described at Exhibit A and depicted at Exhibit A-1, each attached hereto and made a part hereof (the "Line").
B.Seller currently leases and has leased the Line for operation by CNOTP pursuant to the Existing Lease (as defined herein) since October 11, 1881, with CNOTP being an Affiliate of Buyer.
C.Seller has agreed to sell, and Buyer has agreed to purchase, in accordance with the terms of this Agreement, all right, title and interest of Seller in all real property held by Seller in conjunction with Seller's oversight and management of the Cincinnati Southern Railway, including (1) the Line; (2) certain real property associated with the Line; (3) real property interests acquired by Seller in conjunction with its ownership of the Line; (4) real property underlying the Line; (5) real property adjacent to or detached from the Line; and (6) all associated rights, interests, privileges, fixtures, improvements, and appurtenances otherwise associated therewith (the "Real Property"), together with all of Seller's right, title and interest in all personal property used in the operation of the Line, including all of Seller's rights in and to the fund maintained by CNOTP pursuant to Section 3(f) of the 1987 Supplementary Agreement and personal property consisting of or associated with facilities, equipment, roadbed, track (including, without limitation, all main track, side tracks, spur tracks, connecting tracks, yard tracks, industry tracks, and team tracks), connections, ties, bridges, ballasts, signage, stations, track fastening, culverts, ditches, structures, communications and signal facilities, parking and storage areas, depots, yards, shops, buildings, and all other improvements, fixtures, appurtenances, and interest (whether tangible or intangible) owned, used, held for use, or otherwise possessed by Seller located on, in, under, above, or adjacent to the Line (the "Personal Property") (the Line, Real Property, Personal Property, and all other associated rights, interests, privileges, licenses, agreements, and appurtenances otherwise associated therewith (but excluding the Excluded Assets), and as further described in Section 2.01(a), collectively, the "Acquired Assets").
D.On November 21, 2022, Seller, Buyer and CNOTP entered into an Asset Purchase and Sale Agreement (the "Original Agreement") with respect to the transactions to be consummated hereby. As a result of the State Law Change being enacted, Seller, Buyer and CNOTP wish to supersede the Original Agreement as set forth in this Agreement.
E.Norfolk Southern Corporation, a Virginia corporation and as the ultimate parent corporation of Buyer and CNOTP, agreed to fully and unconditionally guarantee the obligations of Buyer and CNOTP under the Original Agreement by a guaranty dated November 21, 2022 (the "Original Guaranty'). The Original Guaranty is being superseded in connection with this

Agreement pursuant to an amended and restated guaranty agreement (the "Guaranty") dated the date hereof.
NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and with the foregoing recitals incorporated as more fully set forth herein, the Parties hereby agree as follows:
I.DEFINITIONS
1.01.Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.01 as follows:
"1987 Supplementary Agreement" – The Supplementary Agreement entered into as of January 1, 1987 between Seller and CNOTP.
"2023 Voter Approval Month" – As defined in Section 2.04(b).
"2024 Voter Approval Month" – As defined in Section 2.04(c).
"Accelerated Transaction Fee" - $5,000,000.
"Acquired Assets" – As defined in the Recitals.
"Adverse Buyer Governmental Action" – As defined in Section 10.06.
"Adverse Seller Governmental Action" – As defined in Section 11.06.
"Affiliates" – As defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, and, solely as it pertains to Seller, the Public Parties.
"Agreement" – As defined in the Preamble.
"Assignment and Assumption Agreement" – The assignment and assumption agreement in the form set forth in Exhibit E attached hereto and made a part hereof.
"Assumed Obligations" – As defined in Section 2.04(d).
"Bill of Sale" – The bill of sale in the form set forth in Exhibit D attached hereto and made a part hereof.

"Business Day" – Any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio are authorized or required by law to be closed for business.
"Buyer" – As defined in the Preamble.
"Cincinnati Voter Approval" – Voter approval of the sale of the Line by the voters of the City of Cincinnati as required by the laws of the State of Ohio.
"Cincinnati Voter Rejection" – Rejection of the sale of the Line by the voters of the City of Cincinnati.
"Claims" – Any and all demands, claims, actions or causes of action, suits, proceedings, investigations, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and attorneys' fees and disbursements, Third Party Claims, and other costs and expenses.
"Closing" – As defined in Section 3.01.
"Closing Date" – As defined in Section 3.01.
"CNOTP" -- As defined in the Preamble.
"Code" – The Internal Revenue Code of 1986, as amended.
"Contracts" – Contracts, agreements, easements, franchises, rights-of-way, licenses, leases, commitments, arrangements and understandings to which Seller is a party that relate to the Line or its operations, including Pipe and Wire Crossing Agreements, Property Services Agreements, limited distribution tariff agreements, clearance agreements and the like and which are not Excluded Assets.
"Credit Pool" – As defined in Section 2.04(b).
"Credit Pool Additive" – As defined in Section 2.04(c).

"Deeds" – Quit-claim deeds in the form set forth in Exhibit C attached hereto and made a part hereof.
"Deferred Transaction Fee" – Subject to Section 2.04(b) and Section 2.04(c), $20,000,000.
"Drop Dead Date" – The date that is the later of: (i) June 30, 2025, and (ii) the calendar day immediately following the Primary Date.
"East Peavine Line" -- The real property and other assets comprised of approximately twenty (20) miles of the CT segment located West/Northwest of Vera Junction as further described on Exhibit G attached hereto and made a part hereof.
"East Peavine Line Transaction Documents" – The prospective agreement, documents and instruments to be negotiated between Buyer and the State of Ohio pursuant to which Buyer shall, subject to obtaining any required STB approval or exemption, donate the East Peavine Line to the State of Ohio, as interim trail manager, including a quitclaim deed of donation.
"Encumbrances" – Any mortgage, pledge, option, lien, claim, security interest, agreement, easement, equitable interest, restriction, license, lease, right of reverter, right of entry, right of first refusal, encumbrance or charge (whether arising by contract or operation of law) related to the Acquired Assets or any part thereof, including (i) any general real estate Taxes or special assessments not yet due and payable; (ii) existing laws, orders and regulations, including applicable zoning laws and regulations; (iii) all tenancies, encumbrances, easements, rights, trackage rights, conditions, reservations, leases, licenses, permits, privileges, agreements, third-party agreements, covenants, restrictions, rights of re-entry, possibilities of reverter, and defects in title, whether or not of record or as would be disclosed by a complete and accurate survey and physical inspection of the Acquired Assets and inspection of the title thereto that affect the Real

Property as of the Closing Date; (iv) whatever rights the public may have to the use of any roads, alleys, bridges or streets on or crossing the Real Property or streams, rivers, creeks and waterways passing under, across or through the Real Property; and (v) Pipe and Wire Crossing Agreements and any pipes, wires, poles, cables, culverts, drainage courses or systems, or other facilities on or crossing the Real Property together with the rights, if any, of Persons entitled to maintain, repair, renew, replace, use or remove the same.
"Environmental Law" – Any federal, state, local or common law, rule, regulation, ordinance, code, order, decree, judgment, permit requirement, or other requirement of any Governmental Authority, in effect as of the date of this Agreement or at any time thereafter, relating to (i) the pollution or protection of the environment (including air, land, soil, soil vapor, surface waters, ground waters, stream and river sediments, and biota); or (ii) the use, generation, storage, treatment, disposal, processing, transportation (except for transportation as a common carrier), handling, release, emission or remediation of, or exposure to, Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. §§ 9601 et seq., the Resource Conservation and Recovery Act ("Solid Waste Disposal Act" or "RCRA"), 42 U.S.C. §§ 6901 et seq., the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 330f et seq., the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and the Toxic Substances Control Act ("TSCA"), 15 U.S.C. §§ 2601 et seq.
"Environmental Liabilities" – Claims, judgments, damages (including consequential and punitive damages), losses, penalties, fines, obligations, commitments, liabilities, Encumbrances, violations, costs and expenses (including attorneys', consultants' and engineering fees) arising under any Environmental Laws (whether at law or in equity) or in any way relating to (i) the environment (including air, land, soil, soil vapor, surface waters, ground waters, stream and river sediments, and biota); (ii) the presence, use, generation, storage, treatment, disposal, processing, transportation (except for transportation as a common carrier), handling, release, emission or remediation of, or exposure to, Hazardous Substances; or (iii) impacts on human health and safety resulting from the foregoing, including, without limitation, investigation, remediation, clean-up, corrective action, monitoring, or defense of any matter arising under any Environmental Laws, of whatever kind or nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, whether or not resulting from the actual or alleged violation of or noncompliance with any Environmental Laws.
"Excluded Assets" – All assets of Seller not expressly included in the definition and description of the Acquired Assets as set forth on Exhibit B attached hereto and made a part hereof.
"Excluded Liabilities" – As defined in Section 2.03.
"Existing Lease" – That certain Lease between Seller and CNOTP, dated as of October 11, 1881, as amended and supplemented, including without limitation by the 1987 Supplementary Agreement.
"Formal Announcement" – The passage of a resolution by Seller formally announcing the proposed sale of the Acquired Assets as required by Ohio law, thereby setting the date of the election for the Cincinnati Voter Approval.
"Governmental Authority" – Any governmental body, whether federal, state or local, including any agency, board, bureau, court, commission, department, instrumentality, regulatory authority, or administration of any governmental body, with jurisdiction over the applicable subject matter.
"Governmental Order" – Any order, writ, judgment, injunction, decree, stipulation, decision, authority, notice, determination or award entered by or with any Governmental Authority, including by the STB.
"Guaranty" - As defined in the Recitals.
"Hazardous Substances" – All hazardous or toxic materials or substances, wastes, pollutants, contaminants, or terms of similar meaning, and all other materials or substances that are subject to regulation, defined, or may give rise to any responsibilities or liabilities under any Environmental Law.
"IPD-GNP" – The implicit price deflator through gross national product as published by the Bureau of Economic Analysis.
"IPD Increase" - As defined in Section 2.04(b).
"Labor Protection" – (i) Any and all costs, expenses, legal fees and payments incurred by Seller, including benefits, bonuses, allowances, and arbitration, administrative and litigation expenses, arising out of any agreement with, or claims or grievances made or lawsuits brought by or on behalf of, employees of Seller or their collective bargaining representatives, in each case pursuant to statute, employee protective conditions imposed by a Governmental Authority, a collective bargaining agreement or any agreement entered into with such employees or their collective bargaining representatives in connection with the transactions contemplated by this Agreement; and (ii) any and all costs and expenses incurred by Seller in connection with any preemptive legal actions undertaken by Seller, including costs and expenses associated with defending any related counterclaims of employees of Seller or their collective bargaining representatives, that are related to matters contemplated by clause (i) above or otherwise related to implementation of the transactions contemplated by this Agreement from the standpoint of collective bargaining.
"Line" – As defined in the Recitals.
"Line Agreements" – As defined in Section 2.01(ii).
"Material Adverse Effect" – Any event, change, development, circumstance or effect that is materially adverse to (x) the ability of Buyer to use and operate the Acquired Assets in substantially the same manner as the Acquired Assets were used and operated by Buyer prior to the date hereof, or (y) the ability of Buyer or CNOTP or Seller to consummate the transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition, or change directly or indirectly arising out of or attributable to: (i) the consummation of any action required by this Agreement, (ii) any failure to meet projections and forecasts; provided that this clause (ii) shall not prevent a determination that any event, change, development, circumstance or effect (whether short-term or long-term), not otherwise excluded from this definition of Material Adverse Effect, that results in such failure to meet projections or forecasts has resulted in a Material Adverse Effect, (iii) changes, events or occurrences arising from general business conditions or affecting the rail industry generally (including COVID-19 and variants thereof); provided, that, in the case of clause (iii) if such fact, circumstance, change, event, occurrence or effect disproportionately affects the Acquired Assets, taken as a whole, compared to other companies in the industry in which the Buyer operates, then, such impact or impacts shall be taken into account in determining whether there has been a Material Adverse Effect, (iv) any change, effect or circumstance resulting from the announcement of this Agreement, or (v) conditions caused by acts of terrorism or war (whether or not declared) or any man-made disaster or acts of God.
"Operative Documents" – Assignment and Assumption Agreement, Bill of Sale, Deeds, Guaranty, Termination of Existing Lease, all required affidavits and state transfer forms delivered at Closing pursuant to this Agreement, and the certificates in the forms set forth in Exhibits H, I and J, each attached hereto and made a part hereof.
"Original Agreement" – As defined in the Recitals.
"Original Guaranty" – As defined in the Recitals.
"Parties" – Collectively, CNOTP, Buyer and Seller.
"Party" – Each of CNOTP, Buyer and Seller.
"Person" – Any natural person, proprietorship, partnership (limited or general), corporation, limited liability company, organization, firm, business, joint venture, association, trust or other entity, but excluding the Parties and their respective Affiliates where the context requires.
"Personal Property" – As defined in the Recitals.
"Pipe and Wire Crossing Agreements" – Easements, license agreements, and/or rights of entry agreements, pertaining to above- and below-ground pipes, conduits, wires, cables, casings, inner ducts and other appurtenant materials, equipment and facilities installed, maintained and operated on and through the rights-of-way and the roadbed of the Real Property, and other crossings related to water, gas, sanitary sewer, storm sewer, pipelines, drains, ditches, irrigation, and conveyor facilities.
"Primary Date" – The date on which polls are open for the primary election with respect to elected offices for the City of Cincinnati to be held in calendar year 2025.

"Proceeding" – Any claim, charge, audit, investigation, hearing, litigation, suit, action (including regulatory action) or proceeding, whether judicial, civil, criminal or administrative (including arbitration and any other alternative dispute resolution procedure).
"Property Services Agreements" – Easements, license agreements and/or rights of entry agreements pertaining to: cell towers, antennas, radio equipment, radar, fiber optics, power transmission facilities (but not power distribution facilities), rail sidings, spur track or industrial track, road crossings, laser transmission systems, wirelines and pipelines running generally parallel to the right-of-way, signboards, timber management and farm management, on or under the Real Property.
"Public Parties" – Collectively, Seller and the City of Cincinnati.
"Purchase Price" – Subject to Section 2.04(b) and Section 2.04(c), $1,600,000,000.
"Real Property" – As defined in the Recitals.
"Real Property Interests" – Leases, licenses, easements, permits or other interests in or right to enter upon the Real Property.
"Required Consent Contract" – As defined in Section 2.08(a).
"Seller" – As defined in the Preamble.
"Seller Released Parties" – As defined in Section 5.05(c).
"Settlement Agent" – Such third party as Buyer may retain, at Buyer's sole cost and expense, to administer the Closing and otherwise assist in facilitating the transactions contemplated by this Agreement.
"State Law Change" – Sections 746.01 to 746.07 of Sub H.B. No. 23.
"STB" – United States Surface Transportation Board.

"STB Order" – The order, decision or notice of exemption entered by the STB that (i) approves or exempts the transactions contemplated by this Agreement and (ii) subject to Section 12.05(a) of this Agreement, does not impose any condition granting trackage, haulage or other operating or access rights or terms (e.g., rates or terms of service or interchange) to one or more railroads that, in the reasonable judgment of Buyer, is likely to materially impact Buyer's anticipated benefits to be obtained hereunder; provided, however, that if more than one order is issued by the STB in connection with such contemplated transactions, all such orders shall for purposes of this Agreement, unless otherwise indicated, be referred to collectively as the STB Order.
"Tax" or "Taxes" – All federal, state, local, foreign and other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, real or personal property, business, documentary, registration, filing, recordation, unemployment, worker's compensation, commercial rent, premium, windfall profits, deemed profits, lease, capital, production, corporation, value added, bulk sale or other taxes, customs, duties, fees, levies, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority (domestic or foreign) regardless of whether disputed or whether related to the filing of a Tax Return (or the failure to file a Tax Return).
"Tax Return" – Any report, return, document, declaration or other information or filing (including any amendment thereto) with respect to Taxes required by law to be supplied to any Governmental Authority or to be collected or maintained, including information returns, any documents accompanying payments of estimated Taxes, or requests for the extension of time in which to file any such report, return, document, declaration or other information or filing.
"Termination Fee" – An amount equal to the Deferred Transaction Fee that would be payable upon Closing if Closing occurred on the date of termination of this Agreement under Section 12.06.
"Termination of Existing Lease" – The document terminating the Existing Lease and related documents in the form set forth in Exhibit F attached hereto and made a part hereof.
"Third Party Claims" – As defined in Section 13.03.
"Transaction Extension Fee" – For each Transaction Extension Fee Payment Date, an amount equal to 1/12th of $1,620,000,000 multiplied by the Transaction Extension Fee Rate.
"Transaction Extension Fee Payment Date" -- The first Business Day of each of December 2023, January 2024, February 2024, and March 2024.
"Transaction Extension Fee Rate" -- The greater of (i) the then-prevailing coupon equivalent rate for 13-week U.S. Treasury bills as published by the U.S. Department of Treasury or other determination reasonably acceptable to Buyer and Seller or (ii) four percent (4%), in each case determined as of the 15th day of the month immediately preceding each applicable Transaction Extension Fee Payment Date.
"WARN Act" – Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.
Other Definitional Provisions. Unless otherwise stated, terms, phrases and expressions used in this Agreement (whether or not capitalized) which pertain to railroad operations and service shall have the meaning commonly given such terms under common usage and practice of the railroad industry in 2023. All personal pronouns used in this Agreement shall include the other genders whether used in the masculine or feminine or neuter gender, and the singular shall include the plural, and vice versa, unless the context otherwise requires. Terms such as "herein", "hereof", "hereby", "hereunder" and "hereinafter" refer to this Agreement as a whole and not to the particular sentence, paragraph or Section where they appear, unless the context otherwise requires. The term "including" shall mean, and shall be interpreted as though such term were, the phrase "including, without limitation," in each place where such term appears. Whenever reference is made to a Section of this Agreement, such reference is to the Section as a whole, including all of the subsections and paragraphs of such Section, unless the reference is expressly made to a particular subsection or paragraph of such Section. All references in this Agreement to "$" or "dollars" shall refer to the currency of the United States of America.
II.SALE AND PURCHASE OF ACQUIRED ASSETS; TRANSFER OF LINE AGREEMENTS.
1.01.Sale and Purchase of Acquired Assets. Subject to the terms and conditions hereof, Seller agrees to sell, transfer, assign, and convey to Buyer, and Buyer agrees to purchase from Seller for the Purchase Price, all of Seller's right, title and interest in or to the Acquired Assets, subject in each case to all and any Encumbrances. Subject to Section 2.02, the Acquired Assets, without duplication, consist of all of Seller's right, title and interest in and to:
(i)the Line;
(ii)subject to Section 2.08, all rights under Contracts related to or associated with the Line ("Line Agreements"), including the Line Agreements listed in Schedule 2.01(ii) attached hereto and made a part hereof;
(iii)all Real Property and Real Property Interests; and
(iv)all Personal Property.

1.02.Excluded Assets. It is expressly understood and agreed that, notwithstanding the provisions of Section 2.01, the Acquired Assets shall not include the Excluded Assets.
1.03.Excluded Liabilities. Buyer shall not assume or be obligated to pay, perform or otherwise discharge any of the following liabilities of Seller (all of such liabilities not so assumed by Buyer being referred to herein as the "Excluded Liabilities"):
(a)any liabilities arising out of or related to the Excluded Assets;
(b)liabilities arising out of or related to indebtedness for borrowed money;
(c)any liability of Seller in respect of any breach of or default under, or any non-compliance with respect to, any Line Agreements by Seller to the extent arising out of, relating to or resulting from any act, error or omission of Seller occurring at or prior to Closing;
(d)any payment obligation of Seller for any goods or services provided to Seller under any Line Agreement prior to Closing; and
(e)to the extent such obligations exist, any liability of Seller to indemnify any Person by reason of the fact that such Person was a partner, manager, trustee, director, officer, employee or agent of Seller or any of its Affiliates or was serving at the request of any such Person as a partner, manager, trustee, director, officer, employee or agent of another Person.
1.04.Purchase Price.
(a)Payment of Purchase Price. Subject to the terms and conditions of this Agreement, the Purchase Price for the Acquired Assets shall be payable pursuant to the terms and conditions of this Agreement in cash from Buyer (through a Settlement Agent if Buyer shall so elect) to Seller (without defense, setoff, counterclaim or withholding, but subject to any applicable deductions for Seller expenses or costs that Seller has agree to assume herein and have been paid by Buyer) as follows, in each case by wire transfer of immediately available funds to a bank account to be designated in writing by Seller to Buyer (or Settlement Agent, if applicable) not less than five (5) Business Days prior to the applicable payment:
(i)The Parties hereby acknowledge that $4,500,000 of the Accelerated Transaction Fee was paid by Buyer to Seller upon execution of the Original Agreement, and the remaining $500,000 of the Accelerated Transaction Fee will be paid on the date hereof. The Accelerated Transaction Fee is non-refundable and shall not be returned to Buyer if the Closing does not occur.
(ii)The Purchase Price and the Deferred Transaction Fee are due and payable upon Closing.
(iii)If Cincinnati Voter Approval is a ballot item for the election in November 2023 and Cincinnati Voter Approval has been obtained, then the Transaction Extension Fee shall be due and payable on each Transaction Extension Fee Payment Date. By way of example, if the Transaction Extension Fee were determined as of June 1, 2023, the then-prevailing coupon equivalent rate for 13-week U.S. Treasury bills as published by the U.S. Department of Treasury on May 15, 2023 was 5.21%, which is greater than 4%. Accordingly, the Transaction Extension Fee that would have been payable on June 1, 2023 would have equaled $7,033,500 calculated as follows: $1,620,000,000 x 1/12 x .0521.
(iv)The Accelerated Transaction Fee, the Transaction Extension Fee, and the Deferred Transaction Fee are being paid to offset the expenses of Seller in connection with the transactions contemplated by this Agreement, the Original Agreement, and matters associated with addressing the extension contemplated in the Lease. The Transaction Extension Fee is also being paid to accommodate Buyer's request to delay the Closing Date in certain circumstances.

(b)IPD-GNP Escalation - 2024. If the Closing has not occurred on or before December 31, 2023, the Purchase Price and the Deferred Transaction Fee shall be increased on January 1, 2024 by the lesser of the year-over-year percentage increase in IPD-GNP (an "IPD Increase") or one and one-half percent (1.5%) except that:
(i)if there is no IPD Increase as of January 1, 2024 then there shall be no adjustment made on January 1, 2024;
(ii)if the IPD Increase applicable as of January 1, 2024 exceeds 1.5% (e.g., 2% as of January 1, 2024), then the Purchase Price and Deferred Transaction Fee as of January 1, 2024 shall be increased by 1.5% and the amount in excess of 1.5% (e.g., 0.5% based on the preceding example) shall be applied to a credit pool (the "Credit Pool");
(iii)notwithstanding subsection (ii) above, there will be no adjustment to the Purchase Price or the Deferred Transaction Fee on January 1, 2024 if (1) Seller shall have received the Accelerated Transaction Fee prior to January 1, 2024 and both of the following conditions have been satisfied: (A) the condition precedent in Section 11.03 (Cincinnati Voter Approval) has been satisfied by November 15, 2023 (the calendar month in which such satisfaction occurs the "2023 Voter Approval Month"), and (B) the condition precedent identified in Section 10.01 and Section 11.01 shall have been satisfied by the end of the eighth (8th) calendar month following the end of the 2023 Voter Approval Month, or (2) an Adverse Buyer Governmental Action or an Adverse Seller Governmental Action, or both, shall have occurred and been the proximate cause of Cincinnati Voter Approval not being a ballot measure for the November 2023 election; and
(iv)any Credit Pool balance that remains as of the Closing Date shall expire unused.

(c)IPD-GNP Escalation - 2025. If the Closing has not occurred on or before December 31, 2024, the Purchase Price and the Deferred Transaction Fee, as they may have been increased pursuant to Section 2.04(b), shall be increased on January 1, 2025 by the lesser of the associated IPD Increase or one and one-half percent (1.5%) except that:
(i)if there is no IPD Increase and no Credit Pool balance as of January 1, 2025, then there shall be no adjustment made on January 1, 2025;
(ii)if Cincinnati Voter Approval is obtained on or before November 15, 2023, then there shall be no adjustment made on January 1, 2025;
(iii)subject to subsection (ii) above, if the IPD Increase applicable as of January 1, 2025 exceeds 1.5% (e.g., 2% as of January 1, 2025), then the Purchase Price and Deferred Transaction Fee, as they may have been increased pursuant to Section 2.04(b), shall be increased by 1.5%, and the amount in excess of 1.5% (e.g., 0.5% based on the preceding example) shall be applied to the Credit Pool;
(iv)subject to subsection (ii) above, if the IPD Increase applicable as of January 1, 2025 is less than 1.5% (e.g., 1.25% as of January 1, 2025) and the amount in the Credit Pool immediately prior to January 1, 2025 is greater than zero (e.g., 0.5% based on the example in Section 2.04(b)), then an amount shall be deducted from the Credit Pool (a "Credit Pool Additive") and added to the IPD Increase to either increase the IPD Increase to a maximum of 1.5% (e.g., 1.25% + .25% = 1.5%, with the resulting Credit Pool balance of .25% based on the preceding examples in this Section 2.04(c) and in Section 2.04(b)) or, if the Credit Pool balance immediately prior to January 1, 2025 is insufficient to reach 1.5%, exhaust the Credit Pool, and the Purchase Price and Deferred Transaction Fee, as they may have been increased pursuant to Section 2.04(b), shall be increased by the sum of the IPD Increase and the Credit Pool Additive;

(v)notwithstanding subsections (iii) and (iv) above, there will be no adjustment to the Purchase Price or the Deferred Transaction Fee (beyond any adjustment that may have been made on January 1, 2024) on January 1, 2025 if (1) Seller shall have received the Accelerated Transaction Fee prior to January 1, 2024 and both of the following conditions have been satisfied: (A) the condition precedent in Section 11.03 (Cincinnati Voter Approval) has been satisfied by November 15, 2024 (the calendar month in which such satisfaction occurs the "2024 Voter Approval Month"), and (B) the condition precedent identified in Section 10.01 and Section 11.01 shall have been satisfied by the end of the eighth (8th) calendar month following the end of the 2024 Voter Approval Month or (2) solely due to the conditions precedent in Section 10.06 or Section 11.06 not being satisfied, Closing does not occur on or before December 31, 2024; and
(vi)any Credit Pool balance that remains as of the Closing Date shall expire unused.
(d)Assumed Obligations. As additional consideration for the Acquired Assets, Buyer shall assume the following obligations and liabilities of Seller (the "Assumed Obligations"):
(i)obligations and liabilities of Seller (if any) arising before (except to the extent such obligations are imposed on Seller under the Existing Lease) or after the Closing Date under Real Property Interests and Contracts assigned to Buyer pursuant to the provisions hereof or under Line Agreements, as provided in Section 2.08(b);
(ii)except for any income tax liability Seller may incur from Seller selling the Acquired Assets to Buyer, all obligations, commitments and liabilities of the Public Parties, of whatever nature, whether known or unknown, asserted or unasserted, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, liquidated or unliquidated or due or to become due, which relate to the condition of the Real Property and the other Acquired Assets arising before or after the Closing Date, or which relate exclusively to the ownership, condition or operation of the Acquired Assets arising before or after the Closing Date, including those arising under statutes, rules, regulations and effective or pending orders of Governmental Authorities;
(iii)all Environmental Liabilities of the Public Parties arising before or after the Closing Date which arise out of or are related in any way to the condition, ownership or use of the Real Property or the Line Agreements or any other Acquired Assets, including without limitation (A) any environmental contamination or other condition, or the presence of Hazardous Substances, on the Real Property or other Acquired Assets, whether such contamination or Hazardous Substances are located on or under the Real Property or other Acquired Assets or have migrated or will migrate from or to the Real Property or other Acquired Assets, and (B) the handling, use, treatment, removal, storage, decontamination, cleanup, transport (except for transportation as a common carrier) or disposal of, or exposure to, Hazardous Substances, whether such conditions and/or Environmental Liabilities are known or unknown, suspected or unsuspected, contemplated or uncontemplated, and whether or not such conditions were caused by Seller or predecessors or Affiliates of Seller.
1.05.Real Estate Taxes. No pro-rations shall be made for real estate taxes, and, in addition to the Purchase Price, CNOTP shall pay all Taxes assessed against the Acquired Assets that are due and payable as of the Closing Date, and Buyer shall pay all Taxes assessed against the Acquired Assets that become due and payable after the Closing Date.

1.06.Buyer Title/Survey. Buyer, or CNOTP, as applicable, may undertake examination of title to, and may perform surveying of, any aspect of the Acquired Assets prior to Closing as Buyer, or CNOTP, deems necessary, at Buyer's sole cost and expense. Buyer, or CNOTP, may elect to procure title insurance commitments for any portion of, or all, of the Acquired Assets prior to Closing as Buyer or CNOTP deems necessary, at Buyer's sole cost and expense. While Seller agrees to execute documentation reasonably necessary for Buyer to obtain such coverage, (a) Seller shall not be under any obligation to cure any defects or Encumbrances revealed by such examination that may affect any aspect of the Acquired Assets, and (b) Seller shall not be required to execute an Affidavit of Title or any other similar documents pertaining to title, it being acknowledged by Buyer that Seller is selling the Acquired Assets "as is." Neither any finding disclosed by the examination described above nor Buyer's, or CNOTP's, failure to obtain title insurance at rates, and without exceptions, acceptable to Buyer or CNOTP, as the case may be, shall affect Buyer's obligations to proceed to Closing as otherwise set forth herein. Seller agrees to reasonably cooperate with Buyer's efforts to obtain any subdivision, or other similar effort, to give full effect to the transfer of the Acquired Assets as contemplated by this Agreement. Buyer shall reimburse Seller for any out-of-pocket costs or expenses Seller incurs in connection with such cooperation.
1.07.[Reserved]
1.08.Required Consent Contracts.
(a)Anything in this Agreement to the contrary notwithstanding, Seller shall be under no obligation to assign or otherwise sell, convey or transfer any Line Agreement (or any claim, right or benefit arising thereunder or resulting therefrom) prior to receiving any required consent or approval of a third party for such assignment, conveyance or transfer, or to enter into any other agreement or arrangement with respect thereto, if an attempted assignment, sale, conveyance or transfer thereof, or entering into any such agreement or arrangement, without the consent or approval of a third party, would constitute a breach thereof, or other contravention thereunder, be ineffective with respect to any party thereto, or in any way adversely affect the rights of Seller or Buyer thereunder; provided, however, that, if any such Line Agreement may be so assigned, sold, conveyed or transferred to Buyer without having any of the foregoing consequences, such contract shall be so assigned, sold, conveyed and transferred. With respect to any Line Agreement as to which the consent or approval of a third party is required (each a "Required Consent Contract"), promptly after the date hereof, and for a period of 12 months from and after the Closing, Seller and Buyer will use commercially reasonable efforts to obtain the written consent or approval of such third party(ies) to such Required Consent Contract for the sale, transfer, assignment and novation thereof to Buyer, or written confirmation from such parties reasonably satisfactory in form and substance to Seller and Buyer confirming that such consent is not required; provided, however, that Seller shall not be required to pay or incur any costs or expenses (including any requested consent fees) in connection with any effort to obtain any consent or approval under a Required Consent Contract, such costs and expenses to be borne solely by Buyer.
(b)Until such consent or approval is obtained with respect to any Required Consent Contract, to the extent permitted by applicable law and the terms of any Required Consent Contract not assigned pursuant to Section 2.01, from and after the Closing, (i) Buyer will obtain the claims, rights and benefits of Seller arising under such Required Consent Contract, (ii) Buyer will perform, fulfill and discharge all of Seller's obligations and liabilities thereunder in a timely manner and in accordance with all applicable laws and the terms of such

Required Consent Contract for the benefit of Seller and the other party or parties thereto, (iii) Buyer will indemnify, defend, and hold harmless Seller and its Affiliates from any losses asserted against, incurred or suffered by any of them that relate to, result from or arise out of the failure of Buyer to comply with this Section 2.08(b) with respect to any Required Consent Contract, including as a result of performance, non-performance or deficient performance under such Required Consent Contract and (iv) Seller agrees to enforce, at the reasonable request of Buyer and at the expense and for the account of Buyer, any rights of Seller under or arising from the Required Consent Contracts against any third party, including the right to elect to terminate any such Required Consent Contracts (or rights thereunder) in accordance with the terms of such Required Consent Contracts upon the written direction of Buyer; provided that Buyer shall be responsible for any termination fees resulting from or arising out of the termination of any Required Consent Contracts at the direction of Buyer.
(c)With respect to any Required Consent Contract not assigned or transferred pursuant to Section 2.01 for which Buyer must undertake performance pursuant to Section 2.08(b), Seller will pay over to Buyer any monies received by Seller from any third party for services rendered by Buyer after the Closing, less any actual out-of-pocket costs or expenses incurred by Seller as a result of receiving and processing payment of such monies.
III.CLOSING
1.01.Closing Date and Place.
(a)The closing of the purchase of the Acquired Assets (the "Closing") shall take place at the offices of the Settlement Agent or remotely via electronic exchange of documents and signatures (except for the Deeds, for which Seller shall deliver to Buyer original wet-ink, signed and notarized copies for each county in which the Real Property is located) within five (5) Business Days after all conditions (other than the conditions to be satisfied at the

Closing, but subject to their satisfaction or waiver at the Closing ) to each Party's obligations under Articles X and XI have been satisfied or waived as provided therein (in the case where this Section 3.01(a) is applicable, the "Closing Date").
(b)Notwithstanding Section 3.01(a), if Cincinnati Voter Approval is a ballot item for the election in November 2023 and Cincinnati Voter Approval has been obtained, then the Closing of the purchase of the Acquired Assets shall take place at the offices of the Settlement Agent or remotely via electronic exchange of documents and signatures (except for the Deeds, for which Seller shall deliver to Buyer original wet-ink, signed and notarized copies for each county in which the Real Property is located) on the later of: (i) the date that is within five (5) Business Days after all conditions (other than the conditions to be satisfied at the Closing, but subject to their satisfaction or waiver at the Closing) to each Party's obligations under Articles X and XI have been satisfied or waived as provided therein, or (ii) March 15, 2024 (in the case where this Section 3.01(b) is applicable, the "Closing Date").
(c)Buyer and Seller shall cooperate to facilitate recordation of Deeds by use of the Settlement Agent or another title company to promptly record the Deeds as part of the Closing. The provisions of this Agreement shall survive the Seller's execution and delivery of the Deeds and shall not be deemed to have been merged therein.
1.02.Deliveries by Seller. At or prior to the Closing, Seller shall deliver to Buyer or the Settlement Agent the following, with all instruments being duly executed:
(i)Original counterpart of the Assignment and Assumption Agreement.
(ii)Original counterpart of the Bill of Sale.

(iii)Original Deeds for all of the Real Property in recordable form for each locality and/or county in which the Real Property is located.
(iv)Original counterpart of the Termination of Existing Lease.
(v)Seller Officers' Certificate in the form set forth in Exhibit H attached hereto and made a part hereof.
(vi)Original counterpart of the settlement statement in mutually agreeable form to Buyer, Seller, and the Settlement Agent.
(vii)All required state transfer forms and affidavits of value, if any, as well as, other documentation, in mutually agreeable form, as may be reasonably required by Buyer's title company or the Settlement Agent to evidence Seller's authority to enter into this Agreement and consummate the transactions contemplated herein, or facilitate recording of the Deeds.
1.03.Deliveries by Buyer. At the Closing, Buyer and its relevant Affiliates shall deliver to Seller the following, with all instruments being duly executed:
(i)The Purchase Price and the Deferred Transaction Fee.
(ii)Original counterpart of the Bill of Sale.
(iii)Original counterpart of the Assignment and Assumption Agreement.
(iv)Original counterpart of the Termination of Existing Lease.
(v)Buyer Officers' Certificate in the form set forth in Exhibit I attached hereto and made a part hereof.
(vi)Certificate of Incumbency authorizing the transactions contemplated herein in the form set forth in Exhibit J attached hereto and made a part hereof.

(vii)All required state transfer forms and affidavits of value, if any.
(viii)Other documentation, in mutually agreeable form, as may be reasonably required by Buyer's title company or the Settlement Agent to evidence Buyer's authority to enter into this Agreement and consummate the transactions contemplated herein, or facilitate recording of the Deeds.
1.04.Third-Party Agreements. To the extent any third party requires a particular assignment document that has representations and warranties or indemnification provisions that are different from the terms of this Agreement, as between Buyer and Seller this Agreement shall control.
1.05.Closing Costs.    Seller shall only be responsible for Seller's attorneys' fees, and any other costs or expenses as expressly set forth in this Agreement. Buyer shall be responsible for all other Closing costs, Buyer's attorney's fees, title insurance premiums, fees for any examination, and other costs and expenses as set forth in this Agreement.
IV.CONFIDENTIALITY OF INFORMATION
1.01.Confidentiality of Information. Each Party may disclose this Agreement to the Internal Revenue Service, any government tax authority, or external auditor and disclosure may also occur if this Agreement is a public record. In the event this Agreement is terminated or expires, any confidentiality obligations between the parties hereto shall survive for two (2) years after such termination or expiration.
V.ADDITIONAL UNDERTAKINGS AND AGREEMENTS
1.01.Buyer's Support of Cincinnati Voter Approval. Buyer shall, at its expense, undertake all efforts it deems reasonable to support the Cincinnati Voter Approval. Buyer shall pay all costs related to its supporting efforts for obtaining the Cincinnati Voter Approval and shall make payments directly to such third parties as may be identified by Buyer to assist in obtaining such approval. The Parties acknowledge that, in accordance with applicable law, Seller will not and is not permitted to fund or disburse any third-party funds for any activity related to obtaining Cincinnati Voter Approval.
1.02.Existing Lease.
(a)From the date hereof through the earlier of termination of this Agreement or the Drop Dead Date, neither Seller nor CNOTP or any of their Affiliates shall provide a notice of intent to pursue arbitration under Sections 2 and 8(b) of the 1987 Supplementary Agreement to determine the fair market rental terms for an extension of the term of the Existing Lease (such notice being the "Lease Extension Arbitration Notice"). This Agreement shall not be construed to limit the rights of Seller or CNOTP to pursue arbitration under Section 8 of the 1987 Supplementary Agreement of any dispute other than a dispute over the fair market rental terms for an extension of the term of the Existing Lease.
(b)Until the Closing occurs, CNOTP shall fully comply with all of the terms of the Existing Lease, and the failure of CNOTP to do so shall constitute a breach of this Agreement by Buyer and CNOTP.
(c)In the event this Agreement is terminated or the Closing does not occur prior to December 31, 2024, Seller and CNOTP shall negotiate in good faith to reach a letter agreement with respect to modifying Section 2 of the 1987 Supplementary Agreement in a manner that, based on then-current circumstances, allows for sufficient time to execute the existing provisions of Section 2 of the 1987 Supplementary Agreement, including the possibility of streamlining the procedures therefor. In the event this Agreement is terminated, Seller and CNOTP agree that neither party may deliver a Lease Extension Arbitration Notice until 60 days after the effective date of the termination of this Agreement.

1.03.Tax Credits. Seller shall continue to properly and timely assign to CNOTP Seller's track miles that Seller is allowed to assign under Section 45G of the Code and under Kentucky Revised Statutes §141.385, and CNOTP shall continue to pay Seller an amount equal to 50% of the tax credits it claims and permanently sustains under Section 45G of the Code and under Kentucky Revised Statutes §141.385. For the avoidance of doubt, Seller and CNOTP acknowledge and agree there are tax credits under Section 45G of the Code and under Kentucky Revised Statutes §141.385 which are payable to Seller following Closing pursuant to agreements executed by Seller and CNOTP prior to the date of Closing.
1.04.Seller's Expenses under Existing Lease; Rent. CNOTP shall continue to pay the expenses of Seller in accordance with the Existing Lease through the date of Closing, together with payments to the expense reserve fund. CNOTP shall continue to pay all rent under the Existing Lease that becomes due prior to the Closing.
1.05.Condition of Property.
(a)Buyer acknowledges and agrees, through CNOTP's operation of the Line under the Existing Lease and otherwise, that it has had an adequate opportunity to inspect the Real Property and other Acquired Assets and Seller's records to evaluate the condition of the Real Property and other Acquired Assets and, if the Closing occurs, Buyer shall conclusively be deemed to have accepted the Real Property and other Acquired Assets in their present condition (including condition of title and environmental condition), and such property shall be conveyed at Closing to Buyer "AS IS, WHERE IS, WITH ALL FAULTS", as more fully set forth in Article VI. The Public Parties do not make any representation or warranty, express or implied, with respect to the condition of the Real Property or other Acquired Assets, including with respect to surface and subsurface environmental conditions, whether latent or patent, the nonexistence of any Hazardous Substances, compliance by the Real Property or Seller with any Environmental Law, the existence of any Environmental Liabilities, or habitability or tenantability of the Real Property. Buyer recognizes that certain of the materials contained in certain assets comprising the Acquired Assets may be or contain Hazardous Substances, including batteries, creosote in railroad ties, asbestos in building materials, lubricating stations, and lead in paint used on bridges and other assets.
(b)Buyer's acceptance of title to the Real Property and other Acquired Assets shall represent Buyer's acknowledgment and agreement that: (i) the Public Parties have not made nor has Buyer relied on any written or oral representation or warranty made by the Public Parties, their agents or employees with respect to the condition or value of the Real Property or other Acquired Assets; (ii) Buyer has had an adequate opportunity to inspect the condition of the Real Property and other Acquired Assets, through CNOTP's operation of the Line under the Existing Lease and otherwise, including environmental conditions, and to inspect documents applicable thereto, and Buyer is relying on such inspection; (iii) the Real Property has been developed and operated as a railroad and for other industrial uses for many years, and the Real Property may be contaminated with Hazardous Substances as a result; (iv) some products and materials that were used in operating facilities on the Line will be left on the Real Property at Closing and, if intended to be discarded and not used, may need to be managed and disposed of in accordance with applicable Environmental Laws; (v) the Real Property may include underground storage tanks (and certain underground storage tanks which may have been removed without investigation), piping (above ground and underground piping), drainage mechanisms, and the like; and (vi) Buyer has read and understands Seller's disclaimer in Article VI and such disclaimer is in full force and effect and legally binding on Buyer.

(c)Effective upon the Closing, and without further act, deed or instrument, Buyer, on behalf of itself and its Affiliates, successors, successors-in-interest, and assigns , hereby releases the Public Parties, and their successors and assigns and their respective trustees, officials, officers, directors, shareholders, employees, agents and representatives ("Seller Released Parties"), from any and all obligations and liabilities with respect to any existing or future Claims at any time (including any liability Buyer may incur as a result of Third Party Claims) arising out of or in any way relating to (i) the condition of the Real Property and other Acquired Assets, (ii) non-compliance with Environmental Law related to the Real Property and other Acquired Assets, (iii) Environmental Liabilities related to the Real Property and other Acquired Assets, including any environmental contamination, or presence of Hazardous Substances on the Real Property or other Acquired Assets, whether such contamination or Hazardous Substances are located on or under the Real Property or other Acquired Assets or have migrated or will migrate from or to the Real Property or other Acquired Assets, and the handling, use, treatment, removal, storage, decontamination, cleanup, transport, or disposal of, or exposure to, Hazardous Substances from the Real Property or other Acquired Assets, and (iv) the East Peavine Line, and Buyer hereby waives any cause of action (including any right of contribution) Buyer and its Affiliates had, has or may in the future have against Seller Released Parties with respect to the foregoing, whether arising under common law, or federal, state or local statute, rule or regulation (all such obligations and liabilities being hereby assumed by Buyer and constituting Assumed Obligations). The foregoing shall apply to any condition or noncompliance with Environmental Law, including any environmental condition, known or unknown, suspected or unsuspected, contemplated or uncontemplated or any liability Buyer may incur as a result of Third Party Claims. The Deeds shall provide substantially in effect as a covenant running with the land that (i) Successor Railroads (as defined in Exhibit B to the Deed) shall acknowledge and affirm of record such Successor Railroad's release and waiver of claims against Seller Released Parties and Seller's disclaimers of liability, and the Successor Railroad's assumption of Buyer's obligations (which shall be joint and several with Buyer) to release, indemnify and defend the Seller Released Parties and (ii) other transferees shall acknowledge and affirm of record such transferee's release and waiver of claims against Seller Released Parties and Seller's disclaimers of liability (in the case of this clause (ii), with reasonable limitations for limitations imposed by state law and principles of sovereign immunity).
1.06.Labor and Labor Protection. For the avoidance of doubt, upon Closing, Buyer may operate or elect to allow CNOTP to continue to operate the Line with CNOTP's existing employees and pursuant to existing collective bargaining agreements. Buyer shall pay all costs, expenses, legal fees and payments incurred by Seller related to Labor Protection and other matters referred to in the definition of Labor Protection.
1.07.WARN Act. Buyer shall comply and cause compliance with the provisions of the WARN Act and any other federal, state or local laws regarding "plant closings," "mass layoffs" or similar triggering events, or change of control, with respect to Buyer's employment loss (as defined in the WARN Act) to Buyer's employees employed in operating the Line.
1.08.East Peavine Line. Buyer shall engage in good faith negotiations with the State of Ohio to come to an agreement on interim trail use, under which Buyer would donate the East Peavine Line to the State of Ohio, as interim trail manager, pursuant to 16 U.S.C. §§ 1241-51, on terms customary for Class I railroads to states pursuant to the East Peavine Line Transaction Documents.
1.09.Consents and Filings.

(a)Subject to Section 2.08 and Section 5.01, Buyer shall be responsible for obtaining all necessary consents, other than the Cincinnati Voter Approval, for the transfer of any Acquired Asset and shall complete all required regulatory filings, including making filings with the STB to obtain the STB Order. Subject to Section 5.01 and to the extent permitted by law, Seller shall undertake all reasonable efforts to facilitate the Cincinnati Voter Approval, provided that the Parties acknowledge that the conduct of elections and the content of ballots associated with Cincinnati Voter Approval is solely within the authority of the Hamilton County Board of Elections and is dictated by the State Law Change. At the expense and upon the written request of Buyer, Seller shall use its reasonable best efforts to assist Buyer to obtain as soon as practicable after execution hereof, and prior to Closing, all licenses, permits, consents, waivers, approvals, authorizations, qualifications and orders of Governmental Authorities relating to the Acquired Assets as may be required in order to enable Buyer, CNOTP and Seller to perform their respective obligations under this Agreement, and each of the agreements and instruments called for hereunder, including required or desired approvals, exemptions or actions, if any, by the STB with respect to Seller's sale and Buyer's purchase of the Acquired Assets, including (i) assisting Buyer in the preparation and filing of all applications, forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement, (ii) cooperating with Buyer in its efforts to obtain any consent or approval of any third party, including any Governmental Authority, required to be obtained or made by Buyer or Seller in connection with the transactions contemplated by this Agreement and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Except as mutually agreed by the Parties, Buyer shall make all required filings and notices no later than thirty (30) days after the date of the State Law Change. The Parties acknowledge the initial filing was made with the STB on May 1, 2023. Buyer and Seller shall cooperate and use their reasonable best efforts to respond as promptly as practicable to all inquiries received from the STB or other Governmental Authorities for initial or additional information or documentation. The Parties will provide one another with an opportunity to review and comment upon one another's proposed filings, and all such filings shall be subject to the approval of both Parties (such approval not to be unreasonably withheld, conditioned or delayed).
(b)Without limiting the generality of subsection (a) above, (i) Buyer shall use commercially reasonable efforts to eliminate any objections or concerns asserted with respect to the transactions contemplated hereby by any Governmental Authority with jurisdiction over the enforcement of any laws applicable to Buyer's acquisition of the Acquired Assets so as to enable the Parties to consummate the transactions contemplated hereby as soon as reasonably practicable and prior to the time at which a Party may terminate this Agreement pursuant to Section 12.05(a), Section 12,05(b), Section 12.05(d) and Section 12.05(e), including but not limited to: entering into negotiations, providing information, making proposals, entering into and performing agreements or submitting to or challenging judicial or administrative orders; (ii) Buyer shall take promptly take all other actions and do all other things reasonably necessary and proper to avoid or eliminate each and every impediment under any law that may be asserted by any Governmental Authority or any other party to the consummation of the transactions contemplated at the Closing in accordance with the terms of this Agreement; (iii) Seller shall provide reasonable assistance to and cooperate with Buyer in the efforts contemplated by this Section 5.09(b); and (iv) Buyer shall reimburse Seller for any out-of-pocket costs and expenses Seller incurs in connection with those efforts.

(c)If a Cincinnati Voter Rejection occurs and this Agreement is not terminated pursuant to Section 12.05(f), Buyer, Seller and CNOTP shall cooperate to obtain further enabling legislation from the State of Ohio and approval by the voters of the City of Cincinnati as required by law for the transactions contemplated hereby on terms originally envisioned for obtaining the State Law Change and Cincinnati Voter Approval contemplated by this Agreement and the Original Agreement.
VI.SELLER'S REPRESENTATION AND WARRANTIES; DISCLAIMER.
1.01.Representations and Warranties. Neither Seller nor any other Person acting on behalf of Seller has made, makes or shall be deemed to have made any express or implied representation or warranty, either written or oral, with respect to Seller or the transaction contemplated hereby except as set forth in this Article VI. Seller represents and warrants to Buyer as of the date hereof as follows:
(a)Seller is a board of trustees duly organized and validly existing and in good standing under laws of the State of Ohio.
(b)Seller has the power and authority to own and lease the Acquired Assets and to carry on its business as now conducted.
(c)Subject to receipt of the Cincinnati Voter Approval and the outcome the existing litigation previously disclosed by Seller to Buyer and CNOTP, (A) the execution, delivery and performance by Seller of this Agreement and of all other agreements and instruments called for hereunder, and the consummation by Seller of the transactions contemplated by this Agreement, and all such other agreements and instruments called for hereunder, have been (or will be as of the deliverable date) duly and validly authorized by all necessary action of Seller under applicable law and (B) this Agreement constitutes, and each other agreement and instrument called for hereunder will constitute, upon execution and delivery by each other party hereto and thereto the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
(d)Litigation. Except for the pending litigation previously disclosed by Seller to Buyer and CNOTP, there is no Proceeding pending, or to the actual knowledge of Seller, threatened against or involving Seller at law or in equity before or by any court, arbitrator or other Governmental Authority (a) which would restrict or limit the ability of Seller to perform its obligations under this Agreement or any other agreement or instrument called for hereunder to which Seller is a party or (b) which seeks to prevent the consummation of the transactions contemplated hereby or thereby.
1.02.Disclaimer.
EXCEPT AS SET FORTH IN THIS ARTICLE VI, THE SALE AND PURCHASE AND THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT SHALL BE WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND BY SELLER; SELLER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE ACQUIRED ASSETS; BUYER AND SELLER AGREE THAT THE REAL PROPERTY AND THE ACQUIRED ASSETS ARE BEING CONVEYED "AS IS, WHERE IS, WITH ALL FAULTS"; SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO WHETHER, UPON

CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREUNDER, THE ACQUIRED ASSETS WILL BE SUFFICIENT FOR BUYER'S PURPOSES; AND SELLER DOES NOT MAKE, AND EXPRESSLY DISCLAIMS, ANY REPRESENTATION OR WARRANTY REGARDING CONDITION OF TITLE, THE ENVIRONMENTAL CONDITION OF THE REAL PROPERTY, THE PHYSICAL CONDITION OR MAINTENANCE HISTORY OF THE LINE, THE REAL PROPERTY, AND THE ACQUIRED ASSETS.
VII.BUYER'S REPRESENTATIONS AND WARRANTIES
Neither Buyer nor any other Person acting on behalf of Buyer has made, makes or shall be deemed to have made any express or implied representation or warranty, either written or oral, with respect to Buyer or the transaction contemplated hereby except as set forth in this Article VII. Buyer represents and warrants to Seller as of the date hereof as follows:
1.01.Organization and Authority.
(a)Buyer is a corporation duly organized and validly existing and in good standing under the laws of the Commonwealth of Virginia. Buyer is duly qualified to do business in, and is in good standing under the laws of, each other state in which the ownership or lease of its property or the nature or conduct of its business or both makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)Buyer has the corporate power and authority to own, lease and operate the Acquired Assets and to carry on its business as now conducted.
(c)The execution, delivery and performance by Buyer of this Agreement and of all other agreements and instruments called for hereunder, and the consummation by Buyer of the transactions contemplated by this Agreement, and all such other agreements and instruments called for hereunder, have been (or will be as of the deliverable date) duly and validly authorized by all necessary corporate or shareholder action of Buyer under applicable law, the articles of incorporation and bylaws of Buyer and otherwise (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes, and each other agreement and instrument called for hereunder will constitute, upon execution and delivery by each other party hereto and thereto, the legal, valid and binding obligation of Buyer , enforceable against Buyer in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a Proceeding at law or in equity).
1.02.No Conflicts; Consents of Third Parties. The execution, delivery and performance of this Agreement by Buyer will not (a) conflict with the articles of incorporation or bylaws of Buyer; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any lease, agreement, commitment, financing arrangement (including financial covenants) or other instrument to which Buyer is a party; (c) violate any order, judgment, or decree, to which Buyer or any of its Affiliates are bound; or (d) constitute a violation by Buyer of any law or regulation applicable to it, except in the case of clauses (b), (c) or (d) where the failure would not result in a Material Adverse Effect. Except for the STB Order, no authorization, consent, waiver of right of first refusal, or approval of, or designation, declaration or filing with, any Governmental Authority is required on the part of Buyer in connection with the execution, delivery, and performance of this Agreement.

1.03.Litigation. There is no Proceeding pending, or to the actual knowledge of Buyer, threatened against or involving Buyer at law or in equity before or by any court, arbitrator or other Governmental Authority (a) which would restrict or limit the ability of Buyer to perform its obligations under this Agreement or any other agreement or instrument called for hereunder to which Buyer is a party or (b) which seeks to prevent the consummation of the transactions contemplated hereby or thereby.
1.04.Information Provided. Buyer represents and warrants that it is taking full responsibility for making its own evaluation of the physical condition of the Acquired Assets, the Real Property, title to the Real Property and Encumbrances thereon, and the Acquired Assets, including the environmental condition of the property. Buyer also represents and warrants that it is making its own evaluation of projected revenues and operating results from the Acquired Assets and that Seller has not provided any estimates, projections, forecasts, plans, budgets or pro-forma information.
1.05.Financial Resources. Buyer will have at Closing the financial resources necessary to pay the Purchase Price and the Deferred Transaction Fee and to consummate the transactions contemplated hereby.
1.06.Continued Operation. Buyer is purchasing the Line for continued railway operation, including provision of rail service to customers on the Line.
VIII.CNOTP'S REPRESENTATIONS AND WARRANTIES
Neither CNOTP nor any other Person acting on behalf of CNOTP has made, makes or shall be deemed to have made any express or implied representation or warranty, either written or oral, with respect to CNOTP or the transaction contemplated hereby except as set forth in this Article VIII. CNOTP represents and warrants to Seller as of the date hereof as follows:
1.01.Organization and Authority.

(a)CNOTP is a corporation duly organized and validly existing and in good standing under laws of the State of Ohio. CNOTP is duly qualified to do business in, and is in good standing under the laws of, each other state in which the ownership or lease of its property or the nature or conduct of its business or both makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.
(b)CNOTP has the corporate power and authority to own, lease and operate its assets and to carry on its business as now conducted.
(c)The execution, delivery and performance by CNOTP of this Agreement and of all other agreements and instruments called for hereunder, and the consummation by CNOTP of the transactions contemplated by this Agreement, and all such other agreements and instruments called for hereunder, have been duly and validly authorized by all necessary corporate or shareholder action of CNOTP under applicable law, the articles of incorporation and bylaws of CNOTP. This Agreement constitutes, and each other agreement and instrument called for hereunder will constitute, upon execution and delivery by each other party hereto and thereto the legal, valid and binding obligation of CNOTP, enforceable against CNOTP in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).
1.02.No Conflicts; Consents of Third Parties. The execution, delivery and performance of this Agreement by CNOTP will not (a) conflict with the articles of incorporation or bylaws of CNOTP; (b) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any Person the right to terminate, modify or cancel, or require any notice, consent or waiver under, any lease, agreement, commitment, financing arrangement (including financial covenants) or other instrument to which CNOTP is a party; (c) violate any order, judgment, or decree, to which CNOTP is bound; or (d) constitute a violation by CNOTP of any law or regulation applicable to it, except in the case of clauses (b), (c) or (d) where the failure would not result in a Material Adverse Effect. Except for the STB Order, no authorization, consent, waiver of right of first refusal, or approval of, or designation, declaration or filing with, any Governmental Authority is required on the part of CNOTP in connection with the execution, delivery, and performance of this Agreement.
1.03.Litigation.    There is no Proceeding pending, or to the actual knowledge of CNOTP, threatened against or involving CNOTP at law or in equity before or by any court, arbitrator or other Governmental Authority (a) which would restrict or limit the ability of CNOTP to fully perform its obligations under this Agreement or any other agreement and instrument called for hereunder to which CNOTP is a party or (b) which seeks to prevent the consummation of the transactions contemplated hereby or thereby.
IX.COVENANTS
1.01.Conduct of Business. Without the prior written approval of Buyer, from the date of this Agreement until the Closing, Seller shall not, and shall not permit any of its Affiliates to:
(a)sell, assign, lease, mortgage, pledge, grant any right or interest in, or otherwise transfer or dispose of, all or any part of its real or personal property rights which comprise, or operating rights that relate to, any part of the Acquired Assets;

(b)terminate or amend any Line Agreements, provided that Seller may renew or extend (on substantially similar terms as, or terms more favorable to Seller than, the existing Line Agreement) any Line Agreement that otherwise would terminate by its terms;
(c)seek to abandon any part of the rail lines included in the Line;
(d)grant to any third party trackage rights, haulage rights or any rights to use or occupy any portion of the Line or the Real Property; or
(e)authorize any of, or commit or agree to take, whether in writing or otherwise, or do any of, the foregoing actions.
1.02.Further Action. After the Closing, at the request of a Party, the other Party shall cooperate and use commercially reasonable efforts to carry out the intent of this Agreement, and each Party will execute and deliver such other documents and instruments of conveyance, assignment, transfer, assumption and delivery and take such other actions as the other Party reasonably may request in order to consummate, complete and carry out the transactions contemplated hereby. Except where the responsibility for the expense is expressly allocated by this Agreement, the expense of complying with any such request shall be borne by the requesting Party.
X.CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
The obligations of Buyer to purchase the Line and the Acquired Assets and to proceed with the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
1.01.STB Order. The STB Order shall have been obtained and become final and effective and otherwise be in full force and effect.
1.02.[Reserved.]

1.03.Cincinnati Voter Approval. The Formal Announcement shall have occurred and Cincinnati Voter Approval shall have been obtained and become effective.
1.04.Representations and Warranties. The representations and warranties of Seller made herein or in any agreement, instrument or document executed pursuant to this Agreement shall have been true and correct as of the date of this Agreement or as of the date of such other agreement, instrument or document, as the case may be (except for such representations and warranties that speak as of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), and shall be true and correct in all respects (where such representations or warranties contain materiality qualifiers) or in all material respects (where such representations or warranties do not contain materiality qualifiers), as the case may be, on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all respects or in all material respects, as the case may be, as of such earlier date); and Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing.
1.05.Documents at Closing. Seller shall have delivered to Buyer or the Settlement Agent all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 3.02.
1.06.No Governmental Action or Legal Proceedings. As of the Closing Date, no statute, rule, regulation, order, decree, directive, writ or judgment shall have been enacted, adopted, issued, promulgated or rendered by any government or by any Governmental Authority (and not subsequently dismissed, settled, withdrawn or terminated) which would (a) prevent the consummation at Closing of or restrain or invalidate the transactions contemplated by this Agreement, and by each of the other material agreements and instruments called for hereunder, (b) materially interfere with or prohibit the continued effectiveness of such agreements and instruments or (c) prevent, limit, restrict or impair in any material respect the ownership, use or operation of the Acquired Assets by Buyer in a manner which would have a Material Adverse Effect, which Material Adverse Effect arose after the date of this Agreement (each an "Adverse Buyer Governmental Action").
XI.CONDITIONS PRECEDENT TO SELLER'S OBLIGATION TO CLOSE
The obligations of Seller to sell, transfer, convey and deliver the Acquired Assets and to proceed with the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of each of the following conditions:
1.01.STB Order. The STB Order shall have been obtained and become final and effective and otherwise be in full force and effect.
1.02.[Reserved.]
1.03.Cincinnati Voter Approval. The Formal Announcement shall have occurred and Cincinnati Voter Approval shall have been obtained and become effective. Subject to applicable law, including the State Law Change, Seller shall implement the Formal Announcement in a timely manner that would allow the Cincinnati Voter Approval to be a ballot item for an election determined by Seller after consultation with Buyer.
1.04.Representations and Warranties. The representations and warranties of Buyer and CNOTP made herein or in any agreement, instrument or document called for hereunder shall have been true and correct as of the date of this Agreement or as of the date of such other agreement, instrument or document, as the case may be (except for such representations and warranties that speak as of an earlier date, which representations and warranties shall have been true and correct as of such earlier date), and shall be true and correct in all respects (where such representations or warranties contain materiality qualifiers) or in all material respects (where such representations or warranties do not contain materiality qualifiers), as the case may be, on the Closing Date as though such representations and warranties were made on and as of the Closing Date (except for such representations and warranties that speak as of an earlier date, which representations and warranties shall be true and correct in all respects or in all material respects, as the case may be, as of such earlier date); and Buyer and CNOTP shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer and CNOTP on or prior to the Closing.
1.05.Documents at Closing. Buyer and its Affiliates shall have delivered to Seller on or before the Closing Date all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 3.03.
1.06.No Governmental Action or Legal Proceedings. As of the Closing Date, no statute, rule, regulation, order, decree, directive, writ or judgment shall have been enacted, adopted, issued, promulgated or rendered by any government or by any Governmental Authority (and not subsequently dismissed, settled, withdrawn or terminated) which would as of the Closing Date (a) prevent the consummation at Closing of or restrain or invalidate the transactions contemplated by this Agreement, and by each of the other agreements and instruments called for hereunder, or (b) materially interfere with or prohibit the continued effectiveness of such agreements and instruments (each an "Adverse Seller Governmental Action").
XII.RISK OF LOSS; TERMINATION
1.01.Risk of Loss. Subject to the limitations hereinafter stated, the risk of loss or damage by fire or other casualty or cause to the Acquired Assets or any eminent domain proceeding until the Closing shall be upon Buyer. In the event of such loss or damage prior to the Closing, Buyer shall consummate the Closing and pay the Purchase Price and Deferred Transaction Fee regardless of any casualty event or act of God or any eminent domain proceeding.
1.02.Termination By Agreement. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Seller, Buyer, and CNOTP; and at any time after December 31, 2024, by the mutual written consent of Seller and Buyer.
1.03.Termination By Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer by written notice to Seller if neither Buyer nor CNOTP is then in material breach of any provision of this Agreement and there has been a material breach or failure to perform any covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Articles X or XI and such breach, inaccuracy or failure cannot be cured by Seller by the Drop Dead Date.
1.04.Termination by Seller. This Agreement may be terminated at any time prior to the Closing by Seller by written notice to Buyer if Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or CNOTP pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Articles X or XI and such breach, inaccuracy or failure cannot be cured by Buyer or CNOTP, as the case may be, by the Drop Dead Date.
1.05.Other Termination Provisions. In addition to the provisions of Section 12.03 and Section 12.04, this Agreement may be terminated at any time prior to the Closing by written notice to the other Party as follows:

(a)by Buyer if the STB issues an order, decision or notice of exemption that would be the STB Order but for failure to satisfy clause (ii) of that definition, except that, if Buyer does not exercise its rights under this subsection (a) within thirty (30) days of the issue date of such order, decision or notice of exemption, such order, decision or notice of exemption shall be deemed to be the STB Order;
(b)by either Party if Cincinnati Voter Approval is not obtained on or before the Drop Dead Date;
(c)by Seller if Cincinnati Voter Approval is obtained on or before the Drop Dead Date but the other conditions to Closing (other than the conditions to be satisfied at the Closing, but subject to their satisfaction or waiver at Closing) to each Party's obligations under Articles X and XI are not satisfied by July 31, 2026;
(d)by either Party if any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited;
(e)by either Party if any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable; or
(f)by either party if a Cincinnati Voter Rejection occurs, provided that the party terminating the agreement provides notice of termination to the other party within 30 days after the Cincinnati Voter Rejection is certified pursuant to law.
1.06.Termination Fee.
(a)If this Agreement is terminated (i) by Buyer pursuant to Section 12.05(a) and at the time of termination there shall not have been a Cincinnati Voter Rejection or (ii) by Seller pursuant to Section 12.05(c) and, at the time of such termination, all of the conditions set forth in Article X and Article XI have been satisfied other than Section 10.01 and Section 11.01 and conditions that by their nature are to be satisfied at the Closing, but that are capable of being satisfied if the Closing were to occur on the date of such termination, then in each such case Buyer shall pay to Seller, by wire transfer in immediately available funds to an account specified by Seller, an amount equal to the Termination Fee. The Termination Fee due under this Section 12.06 shall be paid on the second Business Day immediately following the date of termination of this Agreement as contemplated by this Section 12.06.
(b)The parties each acknowledge that the agreements contained in this Section 12.06 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not have entered into this Agreement, and that any amounts payable pursuant to Section 12.06 do not constitute a penalty but constitute payment of liquidated damages and that such liquidated damages are reasonable in light of the substantial but indeterminate harm anticipated to be caused by Buyer's failure to obtain the STB Order, the difficulty of proof of loss of damages, the inconvenience and non-feasibility of otherwise obtaining an adequate remedy, and the value of the transactions to be consummated thereunder. If Buyer does not pay any amount payable pursuant to this Section 12.06, and Seller commences a suit to obtain such payment, then (i) if such suit results in a judgment against Buyer for the Termination Fee set forth in this Section 12.06 or any portion of such fee, Buyer shall pay to Seller Seller's costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, or (ii) if such suit results in a judgment in favor of Buyer, Seller shall pay to Buyer Buyer's costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

1.07.Effect of Termination.In the event of the termination of this Agreement as provided in this Article XII, this Agreement shall forthwith become null and void and of no further force or effect, except for provisions that are specifically identified as intended to survive such termination (including Sections 2.03(a)(i) and 4.01, Section 12.06 (as contemplated therein) and this Section 12.07). Notwithstanding the foregoing, nothing herein shall relieve any Party hereto from liability for any fraud or any intentional and material breach of any provision hereof.
XIII.SURVIVAL; INDEMNIFICATION
1.01.Survival of Warranties and Covenants; Limitations; Exclusive Remedy.
(a)All representations and warranties made the Parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall remain operative and in full force and effect for a period of eighteen (18) months following the Closing Date, except the representations and warranties in Section 6.01, Section 7.01 and Section 8.01 shall survive for 10 years, provided that the foregoing time limits shall not limit any Claim based on fraud.
(b)All covenants made by the Parties in this Agreement or pursuant hereto which by their terms are specifically intended to be performed (i) at or prior to Closing are terminated at Closing except that liability for any pre-Closing breach of Sections 5.02, 5.03, 5.04, 5.08 and 5.09 shall survive the Closing and (ii) from and after the Closing shall survive the Closing until fully performed; provided, however, that the foregoing time limits shall not limit any Claim based on fraud.
1.02.Indemnification by Buyer. Subject to the limitations, conditions and provisions of this Article XIII and the Operative Documents, Buyer and CNOTP shall jointly and severally indemnify, defend and hold harmless Seller, its Affiliates and their respective officials, directors, officers, employees and agents from, against and with respect to all Claims asserted against, imposed upon or incurred directly or indirectly by Seller, by reason of, or resulting from, or in connection with (a) any breach of any representation or warranty of Buyer or CNOTP contained in this Agreement or the Operative Documents; (b) any noncompliance by Buyer or CNOTP with any covenants, agreements or undertakings of Buyer or CNOTP contained in this Agreement; (c) the ownership, use and operation of the Acquired Assets by Buyer after Closing; (d) use of the East Peavine Line for purposes other than railroad purposes; (e) the donation of the Peavine Line to, or use of the Peavine Line by, the State of Ohio; and (f) the Assumed Obligations.
1.03.Conditions of Indemnification. The obligations and liabilities of Buyer with respect to its indemnities pursuant to this Article XIII, resulting from any claim or other assertion of liability by third parties (hereinafter called collectively, "Third Party Claims"), shall be subject to the following terms and conditions:
(a)Seller must give Buyer written notice of any such Claim within ninety (90) days after Seller receives notice thereof, but failure to give notice in such period shall only relieve Buyer of its indemnity obligations if and to the extent the delay materially prejudices the defense of such Claim.
(b)Buyer shall have the right to promptly undertake, without conditions or reservation of rights, by counsel or other representatives of its own choosing and reasonably acceptable to Seller, the defense of such Claim at Buyer's cost and risk.
(c)In the event that Buyer shall elect not to undertake such defense, or within a reasonable time after notice of any such Claim from Seller shall fail to defend, Seller (upon further written notice to Buyer) shall have the right on behalf of and for the account and risk of Buyer to undertake the defense, compromise or settlement of such Claim by counsel or other representatives of Seller's own choosing. In such event, Buyer shall pay to Seller, in addition to any other sums required to be paid hereunder, the costs and expenses incurred by Seller in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.
(d)Anything in this Section 13.03 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect Seller, Seller shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the Claim, (ii) Buyer shall not, without Seller's written consent (such consent not to be unreasonably withheld, conditioned or delayed), settle or compromise any Claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to Seller a release from all liability in respect of such Claim in a form reasonably satisfactory to Seller, (iii) in the event that Buyer undertakes defense of any Claim, Seller, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with Buyer and its counsel or other representatives concerning such Claim, and Buyer and Seller and their respective counsel or other representatives shall reasonably cooperate with respect to such Claim, and (iv) in the event that Buyer undertakes defense of any Claim, Buyer shall have an obligation to keep Seller informed of the status of the defense of such Claim and furnish Seller with all documents, instruments and information that Seller shall reasonably request in connection therewith. Notwithstanding the foregoing, in the event Buyer undertakes the defense of any Claim, Seller shall have the right to employ its own counsel at Buyer's expense if Seller shall have reasonably concluded and specifically notified Buyer that there may be one or more specific defenses available to it which are different from or additional to those available to Buyer or there otherwise exists a conflict of interest between Seller and Buyer.
1.04.Other Indemnity Matters. The indemnities contained in Section 13.02 shall be continuing (except that as to representations and warranties, the indemnity shall expire on the date the relevant representation and warranty ceases to survive pursuant to Section 13.01(a)); provided, however, that with respect to any claim for indemnification for which notice has been given to Buyer within the period that the relevant representation and warranty survives, the indemnification period shall be extended until the final resolution of such claim.
XIV.MISCELLANEOUS
1.01.Brokers. Each Party represents and warrants to the other Party that it has not incurred any liability to any broker, finder or agent for any brokerage fees or commissions or finders' fees or commissions with respect to the transactions contemplated by this Agreement that would be a direct or indirect obligation of the other Party.
1.02.Expenses.
(a)Buyer shall pay all costs associated with regulatory approvals, closing costs, including recording costs, deed taxes, sales taxes, title company costs and transfer taxes, together with fees incidental to the transfer of the Acquired Assets.
(b)Except as otherwise expressly provided herein, each Party shall pay its own expenses incident to this Agreement and the transactions contemplated hereunder, including all legal and accounting fees and disbursements, regulatory filing fees and costs of obtaining necessary consents.
1.03.Waiver. No delay or failure on the part of any Party in exercising any right, power or privilege under this Agreement, or under any other agreements or instruments given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of default or any acquiescence therein.
1.04.Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the Parties.
1.05.Assignment. None of the Parties shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of each Party, except that Buyer may assign this Agreement (but not its obligations), without Seller's consent but with written notice to Seller, solely to a qualified intermediary, as defined by Treasury Regulation Section 1.1031(k)-1(g)(4), to facilitate a tax-deferred exchange pursuant to Section 1031 of the Code; provided that in any such case Buyer takes title to all of the Acquired Assets at Closing. Seller agrees to reasonably cooperate with Buyer or CNOTP in performing such a tax-deferred exchange at the cost and expense of Buyer.
1.06.Notices. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any Party or CNOTP to any other Party or CNOTP pursuant to this Agreement shall be in writing and shall be mailed by a recognized overnight courier service, by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by hand delivery or electronic communication addressed as follows:
(i)If to Seller:
Board of Trustees of the Cincinnati Southern Railway
c/o City of Cincinnati Law Department
801 Plum Street, Suite 214
Cincinnati, OH 45202
Attention: City Solicitor
Email: Emily.Woerner@cincinnati-oh.gov
with a copy to:
City of Cincinnati Law Department
801 Plum Street, Suite 214
Cincinnati, OH 45202

Attention: Kaitlyn Geiger
Email: Kaitlyn.Geiger@cincinnati-oh.gov
Stinson LLP
50 South Sixth Street, Suite 2600
Minneapolis, MN 55402
Attention: James Bertrand
Email: James.Bertrand@stinson.com
(ii)If to Buyer or CNOTP:
c/o Norfolk Southern Corporation
650 West Peachtree Street NW
Atlanta, GA 30308
Attention: Senior Vice President & Chief Strategy Officer
Email:    Michael.McClellan@nscorp.com
Buyer, Seller or CNOTP may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request or communication shall be deemed sufficiently given, served, sent and received for all purposes (a) at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation, or (b) on the day transmitted by electronic mail (with written confirmation of transmission), if sent before 5:00 p.m. Eastern Time on a Business Day, otherwise on the next Business Day following transmission.
1.07.Press Releases. Buyer and Seller shall consult with one another with regard to all press releases issued or publicity at or prior to Closing concerning the transactions contemplated by this Agreement except as necessary as a result of public disclosure requirements under applicable laws or the applicable rules and regulations of any Governmental Authority or stock exchange. None of Buyer, CNOTP, or Seller or any of their respective Affiliates shall issue prior to Closing any such press releases or publicity without the prior written consent of the other Parties.

1.08.Entire Agreement. The Operative Documents and this Agreement, including the Exhibits hereto and other instruments and documents referred to herein or delivered pursuant hereto or in connection herewith represent the entire understanding of the Parties, supersede all prior oral or written memoranda and agreements and understandings between the Parties with respect to the subjects herein, and may not be supplemented or amended, except by a written instrument executed by and delivered to each of the Parties designating specifically the terms and provisions so supplemented and amended. Upon execution of this Agreement, this Agreement shall concurrently and immediately supersede the Original Agreement without any further writing or agreement or lapse of time.
1.09.Headings. Article, section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
1.10.Conflicting Terms. In the event that any of the terms or provisions of this Agreement violate, conflict with or are inconsistent with any of the terms or provisions of any of the other agreements, documents and instruments referred to herein or delivered pursuant hereto or in connection therewith, the terms and provisions of this Agreement shall govern and control for all purposes thereunder and hereunder.
1.11.Limitation on Benefits. Nothing herein is intended to be for the benefit of any Person other than the Parties and, where expressly set forth herein, the other Public Party. It is the explicit intention of the Parties that no Person other than the Parties is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the Parties, and the assumptions, indemnities, covenants, undertakings and agreements set forth in this Agreement, and all other documents or instruments called for hereunder shall be solely for the benefit of, and shall be enforceable only by, the Parties or their respective successors, legal representatives and assigns as permitted hereunder.
1.12.Severability. If any clause or provision of this Agreement, or the performance of any action related to this Agreement or the Original Agreement, shall be deemed by a court of competent jurisdiction to be unlawful or otherwise invalid or unenforceable, or to exceed the limit of validity prescribed by law, then the obligation to be fulfilled or performed shall be reduced to the limit of such validity; and if any clause or provision contained in this Agreement operates or would operate prospectively to invalidate any agreement, in whole or in part, then such clause or provision only shall be held ineffective, as though not herein or therein contained, and the remainder of this Agreement shall remain operative and in full force and effect.
1.13.Execution. To facilitate execution, this Agreement may be executed in as many counterparts as may be required; and it shall not be necessary that the signatures of, or on behalf of, each Party, or the signatures of all Persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or the signatures of the Persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for any particular number of counterparts; but rather any number of counterparts shall be sufficient so long as those counterparts contain the respective signatures of, or on behalf of, all of the Parties. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto (in each case other than each Deed or any other documents that must be in recordable form), to the extent delivered by means of a facsimile, email or electronic .pdf transmission shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.
1.14.Governing Law; Jurisdiction.
(a)This Agreement, and all claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, and enforced in accordance with, the internal laws of the State of Ohio, including its statutes of limitations, without regard to any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT IN THE STATE OF OHIO, AND THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.
(b)Each of the Parties hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby. Each of the Parties (i) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other Party have been induced to enter into this Agreement and the transactions contemplated hereby, as applicable, by, among other things, the mutual waivers and certifications in this Section 14.14.
1.15.Specific Performance. The Parties agree that irreparable damage would occur in the event that any provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the performance of this Agreement in accordance with its terms. The foregoing is in addition to, and not in lieu of, any other rights a Party may have in respect of a breach of this Agreement, whether at law or in equity.
[Signatures on next pages.]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement or has caused this Agreement to be duly executed on its behalf, as of the day and year first above written.
BOARD OF TRUSTEES OF THE CINCINNATI SOUTHERN RAILWAY

By:        /s/ Paul V. Muething
Paul V. Muething, President

[Signature Page to First Amended and Restated Asset Purchase and Sale Agreement]

NORFOLK SOUTHERN RAILWAY COMPANY
By:    /s/ Mark R. George
Mark R. George
Vice President and Chief Financial Officer
THE CINCINNATI, NEW ORLEANS AND TEXAS PACIFIC RAILWAY COMPANY

By:        /s/ Mark R. George
                         Mark R. George
Vice President
[Signature Page to First Amended and Restated Asset Purchase and Sale Agreement]

Schedule 2.01(ii)
Line Agreements

None.

Document	Exhibit Reference
Real Property Description	A
Map	A-1
Excluded Assets	B
Deeds	C
Form of Deed – Ohio	C-1
Form of Deed - Kentucky	C-2
Form of Deed - Tennessee	C-3
Form of Bill of Sale	D
Form of Assignment and Assumption Agreement	E
Form of Termination of Existing Lease	F
East Peavine Line	G
Seller Officer's Certificate	H
Buyer Officer's Certificate	I
Certificate of Incumbency	J